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                                                                     EXHIBIT 8.2

                                  May 21, 1997

CB Financial Corporation
One Jackson Square
Jackson, Michigan 49201
Attention: Brian D. Bell

     RE: AGREEMENT AND PLAN OF MERGER DATED AS OF THE 27TH DAY OF JANUARY, 1997,
         BY AND AMONG CITIZENS BANKING CORPORATION, POLARIS ACQUISITION, INC. AND CB FINANCIAL CORPORATION

Dear Mr. Bell:

     We have acted as counsel to CB Financial Corporation, a Michigan corporation ("CB"), in connection with the Agreement and Plan of Merger dated as of the 27th day of January, 1997 (the "Merger Agreement"), made and entered into by and among CB and Citizens Banking Corporation and Polaris Acquisition, Inc. (collectively "Citizens"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

     In furnishing this opinion, we have examined an executed original of: (i) the Merger Agreement; and (ii) the Certificate of Representations dated as of May 21, 1997, made by CB and Citizens (the "Certificate of Representations"). We have also examined: (iii) the Joint Proxy Statement-Prospectus comprising part of Citizens' Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Registration Statement"); (iv) such records of CB as we considered appropriate, including the Articles of Incorporation, Bylaws and minutes of CB; (v) certified copies of official records of various authorities with respect to the organization, qualification and good standing of CB; and
(vi) originals or copies satisfactory to us of all such agreements, certificates, governmental orders, permits, authorizations and other documents as we have deemed relevant and necessary as a basis for this opinion.

     In rendering this opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. In addition, we have assumed that the facts set forth in the Certificate of Representations and in the Joint Proxy Statement-Prospectus are accurate and that the Merger will be consummated in accordance with the Merger Agreement.

     This opinion is based upon and is subject to the following assumptions, limitations and exceptions:

     A. Our opinion is limited to the effect and applicability of the presently existing laws of the United States of America and the laws of the State of Michigan, and we express no opinion with respect to the effect and applicability of the laws of any other state or other jurisdiction. We have assumed that, if and where applicable, laws of other states are the same as the laws of the State of Michigan. Our opinion is based upon the law and the state of facts which exist as of the date hereof. Any change in those facts or any change in applicable law, including, but not limited to, any change in the Code, Treasury Regulations or other applicable law, after the date hereof could adversely affect this opinion. We assume no responsibility to advise CB or the Securities and Exchange Commission of any subsequent changes in the existing law or the state of facts.

     B. We have assumed in every case the due authorization and execution (including witnessing and acknowledging where appropriate) and delivery of all instruments executed and delivered in connection with the transactions contemplated by the Merger Agreement by all parties, other than CB.

     C. To the extent that we have examined and relied on original documents or copies thereof, we have assumed in every case the accuracy and correctness of all documents we have examined, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.
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CB Financial Corporation
May 21, 1997
Page 2

     D. The rights and remedies provided in the aforementioned instruments and documents and any other instruments and documents executed and delivered in connection with the Merger Agreement are subject to any and all applicable bankruptcy, reorganization, insolvency, liquidation, arrangement, fraudulent conveyance, moratorium or similar laws, state or federal, judicial decisions, principles of public policy or other rights, now or hereafter in effect, relating to or affecting the enforcement of creditor's rights and to the application of equitable principles and judicial discretion in any equitable or legal proceedings involving the enforcement of any of the provisions of the Merger Agreement.

     E. Our opinion is limited to the matters expressly set forth herein and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

     F. As to any various questions of fact material to our opinion, we have, to the extent that such facts were not independently established by us, relied upon the representations and warranties of CB set forth in the Merger Agreement and oral statements, written information and certificates of public officials and officers or other representatives of CB.

     Based upon and subject to the foregoing, we are of the opinion that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code.

     We consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the reference to Howard & Howard Attorneys, P.C. under the captions "The Merger -- Certain Federal Income Tax Consequences" and "Legal Opinion" in the Joint Proxy Statement-Prospectus contained in the Registration Statement.

     This opinion is rendered pursuant to Item 4 of Form S-4 and Item 601 of Regulation S-K and may be relied upon only by CB and the Securities and Exchange Commission and may not be used, quoted or referenced to and/or filed with any other person without our written permission.

                                              Very truly yours,

                                          /s/ HOWARD & HOWARD

                                            Peter J. Livingston